Exhibit 10.34
SEPARATION AGREEMENT AND GENERAL RELEASE
     THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into this 15th day of November, 2007 (the “Agreement Date”), between Jeffery L. Hoogenboom (the “Employee”) and LSI Corporation (together with its predecessors and its successors and assigns, the “Company”).
W I T N E S S E T H:
     WHEREAS, the Employee is currently employed by the Company;
     WHEREAS, the Company and the Employee (the “Parties”) desire to set forth the terms on which the Employee is leaving his employment with the Company; and
     WHEREAS, the Parties have negotiated and agreed to a final settlement of their respective rights, obligations and liabilities;
     NOW THEREFORE, in consideration of the promises and covenants contained in this Agreement, the Parties agree as follows:
     1. Resignation. The Employee acknowledges and agrees that, effective as of January 5, 2008 (the “Status Change Date”), the Employee hereby resigns all of his positions with the Company (including, but not limited to, his status as Executive Vice President, Sales of the Company), and any other positions (including directorships) with other entities that are affiliated with the Company, other than his position as a Technical Consultant, as described in Section 2, below. The Employee agrees to execute any documents that may be necessary or appropriate to effect or to memorialize any resignations from the Company or its affiliates contemplated by this Agreement, including the letter of resignation in the form attached hereto as Annex A concurrent herewith. Until the Status Change Date, the Employee shall continue to devote his skills and abilities to the Company on a full time regular basis. Notwithstanding any of the terms of this Agreement, the Employee remains an “at will” employee for all purposes.
     2. Change In Status. From and after the Status Change Date, all compensation and benefits shall cease, except for those specifically listed in this Section 2. The Employee’s position with the Company, including all compensation and eligibility for benefits (other than post-termination benefits specifically described herein), shall terminate on the earlier of: (i) November 15, 2008, or (ii) the Employee’s commencement of any other employment, occupation, or consulting activity such that this activity would include being an employee of a company and working greater than nineteen (19) hours per week at a single employer (the “Termination Date”).
          2.1 Position and Continuation Salary.
          (a) The Employee will remain an employee of the Company until such time as his employment terminates on the Termination Date. The Employee’s job title, as of the Status Change Date, will be “Technical Consultant.” In this position, the Employee will be required to provide technical consulting to the Company on an as-needed basis. The Employee’s position as Technical Consultant, and any other position with the Company, will terminate as of the Termination Date. During the Employee’s tenure as a Technical Consultant from the Status Change Date until the Termination Date, the Employee shall be paid a base salary at an annualized rate of $325,000.00, paid every two weeks, less any and all statutory withholding and deductions as may be required by law or as authorized by the Employee (the gross amount being the “Continuation Salary”).

          (b) If the Employee’s Termination Date is on or prior to May 15, 2008, the Continuation Salary shall cease effective as of such Termination Date, and the Employee shall receive a one-time payment equal to the difference between (i) $162,500, and (ii) the base salary received by the Employee from November 15, 2007 to the Termination Date, less any and all statutory withholding and deductions as may be required by law or as authorized by the Employee.
     2.2 Incentive Payments. Within thirty (30) days of the Status Change Date, the Employee will receive (a) a one time short-term incentive payout for 2007 in the amount of $149,000.00; and (b) a one time supplemental bonus payment in the amount of $75,000.00. Each of these payments will be made less any and all statutory withholding and deductions as may be required by law or as authorized by the Employee.
     2.3 Stock Rights. The Employee will not be eligible to receive any further stock option or restricted stock unit grants after the Status Change Date. However, existing stock option and restricted stock unit grants will continue to vest, until the Termination Date, as described in Section 3, below; provided, however, that in the event that the Termination Date is on or prior to March 20, 2008, then the Company shall pay the Employee a cash payment equal to the value of 12,500 shares of the Company’s common stock based on the closing price such stock on the Termination Date, less any and all statutory withholding and deductions as may be required by law or as authorized by the Employee.
     2.4 Benefit Plans. The Employee and the Employee’s dependents shall continue to be covered by the Company’s group benefit plans (e.g., medical, dental, vision care, and life insurance), at the Company’s expense, except for the employee-paid portion of such premiums, until the last day of the month in which the Termination Date falls, to the same extent the Employee and the Employee’s dependents were covered by said plans as of the Agreement Date. If the Employee desires to continue coverage, pursuant to COBRA, after the Termination Date, the Employee may do so at the Employee’s own expense. The Employee understands and agrees that he must complete a COBRA application in order to receive the extension of health benefits beyond the Termination Date.
     2.5 Incentive Bonus Plans and Other Benefits. The Employee will no longer be eligible to participate in any bonus program after the Status Change Date. The Employee will not be entitled to any other compensation or benefits after the Status Change Date, other than what is specifically set forth in this Section 2. The Employee’s car allowance and vacation accrual will be terminated effective as of the Status Change Date.
     3. Outstanding Stock Rights. The Employee acknowledges that he holds the stock options and restricted stock units (the “Stock Rights”) set forth on Annex B attached hereto and incorporated herein by this reference. The Employee acknowledges and agrees that he has no other options, stock units, or other rights received from the Company to purchase any stock or securities of the Company or any affiliate thereof (collectively, the “Issuers”). The Employee’s outstanding Stock Rights will continue to vest through the Termination Date. Any vested stock options must be exercised within 90 days of the Termination Date. The Employee understands and agrees that all Stock Rights which have not vested on or before the Termination Date will expire on the Termination Date, and vested stock options not exercised within 90 days of the Termination Date will expire on the 91st day following the Termination Date. The Employee acknowledges and agrees that he does not enter into this Agreement on the basis of or in reliance in any way on any representation or assurance of any Issuer or any officer, director, employee or agent of any Issuer regarding the current or future value of his Stock Rights or of any stock or securities of any Issuer.
     4. Release.
     (a) The Employee, for himself, and his heirs, executors, administrators, assigns, successors, agents, and representatives, hereby irrevocably and unconditionally releases and forever discharges the Company, and each and all of its heirs, executors, administrators, successors, assigns, predecessors, owners, shareholders, agents, representatives, employees, consultants, insurers, officers, directors, attorneys, affiliates, partners, and corporate parents, subsidiaries, and divisions (referred to herein collectively as the “Related Entities”) from any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, character and description, past, present, and future, known or unknown, vested or contingent, ascertained or unascertained, suspected or unsuspected, existing or claimed to exist, in law, admiralty, or equity, under any theory of the law, whether common, constitutional, statutory, or otherwise, in any jurisdiction, foreign or domestic, which the Employee now owns or holds, or has at any time heretofore owned or held, by reason of any matter, cause or thing occurred, done, omitted or suffered to be done from the beginning of the world to the day of the Agreement Date, including, without limitation, (i) the Employee’s employment relationship with the Company (or any Related Entity), including employment through the Termination Date; and (ii) the termination of the Employee’s employment with the Company (or any Related Entity), including the Employee’s resignation as an executive officer of the Company.
     (b) The Employee acknowledges that the release contained in this Agreement includes, but is not limited to, a release of all claims the Employee may have under all state, federal and local laws pertaining to discrimination, harassment, the California or other applicable state Labor Code, family and medical leave laws, wage and hour laws, disability laws, civil rights laws, as well as laws pertaining to claims of or for emotional distress, defamation, breach of contract, breach of the covenant of good faith and fair dealing, as well as equal pay laws and laws pertaining to wrongful discharge, including, without limitation, the Equal Pay Act, the Occupational Safety and Health Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Fair Labor Standards Act and its state and local counterparts, claims of discrimination under the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Rehabilitation Act of 1973, Executive Order 11246 and any other executive order, the Uniform Services Employment and Reemployment Rights Act, the Immigration Reform Control Act , the California Family Rights Act, and the California Fair Employment and Housing Act, all as amended. It is expressly understood by the Employee that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967. The Employee understands that rights or claims under this law that may arise after the date this Agreement is executed by him are not waived. The Employee also understands that nothing in this Agreement is to be construed to interfere with the Employee’s ability to file a charge with the Equal Employment Opportunity Commission concerning this Agreement or any conduct released herein, but the Employee acknowledges that by this Agreement he waives any ability to further collect, directly or indirectly, any monetary or non-monetary award based on any conduct or omissions against the Company or any of the Related Entities.
     (c) The Employee understands and agrees that if, hereafter, the Employee discovers facts different from or in addition to those which the Employee now knows or believes to be true, that the waivers and releases of this Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such fact. The Employee further agrees that the Employee fully and forever waives any and all rights and benefits conferred upon the Employee by the provisions of Section 1542 of the Civil Code of the State of California, or any other similar federal, state, or local law, which states as follows (parentheticals added):
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR (i.e., THE EMPLOYEE) DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR (i.e., THE COMPANY).”
     (e) The provisions of this Section 4 shall survive the termination or expiration of this Agreement for any reason.

     5. Restrictive Covenants; Confidentiality and Return of Company Property.
     (a) Until November 15, 2008, the Employee shall not, without the prior written consent of the Company’s Chief Executive Officer, (i) directly or indirectly solicit (or encourage any company or business organization in which the Employee is an officer, employee, partner, director, consultant or member of a technical advisory board to solicit or employ) or (ii) refer to any employee search firms, any person who was employed by the Company as of the date hereof.
     (b) Until November 15, 2008, the Employee shall not, without the prior written consent of the Company’s Chief Executive Officer, at any time or for any reason, anywhere in the world, directly or indirectly (i) engage in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (except as a holder of less than 5% of the combined voting power of the outstanding stock of a publicly held company) or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, person or entity, if the Employee knows or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes in any material manner with the Company’s business as constituted on the date hereof, or (ii) meaningfully assist, help or otherwise support any person, business, corporation, partnership or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (other than in the capacity as a stockholder of less than 5% of the combined voting power of the outstanding shares of stock of a publicly held company) or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if you know or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes in any material manner with the Company’s business as constituted on the date hereof. For the purposes of this Agreement, the Company’s competitors shall be those companies listed in the “Competition” section of the Company’s Form 10-K for the fiscal year ended December 31, 2006.
     (c) If at any time the Employee violates the provisions above, any amounts remaining unpaid as set forth in this Agreement as well as any benefits provided for in this Agreement (other than those from qualified retirement or welfare plans) and any continuing vesting of stock options or restricted stock units, if any, shall immediately be forfeited and terminated, and any amounts already paid to the Employee in accordance with this Agreement, except for the sum of One Thousand Dollars ($1,000) shall, at the Company’s sole discretion, be required to be repaid by the Employee to the Company within ten (10) business days of the Company’s request in writing therefore. This provision shall not affect the Company’s right to otherwise specifically enforce any provision relating to non-solicitation or non-competition that is in this Agreement or in any other agreement, document or plan applicable to the Employee.
     (d) The Employee acknowledges, agrees, and warrants that he will continue to maintain the confidentiality of all confidential and proprietary information of the Company and third parties, and shall abide by the terms and conditions of the Employee Invention and Confidential Information Agreement entered into between the Employee and the Company.
     (e) The Employee represents and warrants that to the best of his knowledge and belief he has returned to the Company all tangible and intangible property of the Company in his possession, custody, or control. In addition, notwithstanding the foregoing representation and warranty, if the Employee discovers he has retained any property of the Company, he shall promptly notify the Company thereof and take reasonable steps in accordance with the Company’s instructions to return such property to the Company. The provisions of this Section 6 shall survive the expiration or termination, for any reason, of this Agreement.
     6. Governing Law. This Agreement is entered into in the State of North Carolina and shall be construed and interpreted in accordance with the laws of the State of North Carolina,

excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of any other jurisdiction.
     7. Filing of this Agreement. The Employee and the Company both acknowledge that the disclosure rules promulgated by the Untied States Securities & Exchange Commission require that this Agreement be publicly disclosed. The Company undertakes the obligation to file this Agreement within the time required by law.
     8. Further Actions. The Employee, for himself, and his heirs, executors, administrators, assigns and successors, covenants not to sue or otherwise institute or cause to be instituted or in any way actively participate in or voluntarily assist in (except at the Company’s request or as provided by law) the prosecution of any legal or administrative proceedings against the Company and/or any of the Related Entities with respect to any matter arising out of or relating to any liabilities, claims, demands, contracts, debts, obligations and causes of action released hereunder.
     9. No Admission of Liability. The Employee and the Company both acknowledge and agree that this is a compromise settlement of the hereinabove mentioned dealings and disputes, which is not in any respect to be deemed, construed, or treated as an admission or a concession of any liability or wrongdoing whatsoever by either party for any purpose whatsoever.
     10. Non-Disparagement. The Employee and the Company agree that, in the future, neither will make any disparaging or defamatory remarks about the other or any of the Related Entities.
     11. Severability. If any term, clause or provision of this Agreement is construed to be or adjudged invalid, void or unenforceable, such term, clause or provision will be construed as severed from this Agreement, and the remaining terms, clauses and provisions will remain in full force and effect.
     12. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which taken together will constitute one and the same instrument.
     13. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior, contemporaneous or subsequent statements, representations, agreements or understandings, whether oral or written, between the parties with respect hereto. This Agreement shall inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties hereto. The terms of this Agreement may only be modified by a written instrument signed by the Employee and an authorized officer of the Company.
     14. Execution. For this Agreement to be effective, the Employee must sign and date it on the last page hereof, and return the executed original to the undersigned representative of the Company, no later than the close of business on the date twenty-one (21) days after the Agreement Date, or this Agreement will be deemed rescinded by the Company, and thereafter void for all purposes.
     15. Rescission Period. The Employee understands that he has a full seven (7) days following his execution and delivery of this Agreement to the Company to revoke his consent to this Agreement by notifying the undersigned representative of the Company, of such revocation, in writing, within that seven-day period. This Agreement shall not be effective or enforceable until the seven-day revocation period has expired (the “Effective Date”). In the event that the Employee revokes this Agreement prior to the Effective Date, the Agreement shall be deemed void and neither party shall have any obligation hereunder, including the Company’s obligation to pay the amounts described herein.

     16. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent overnight by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

To the Company:	LSI Corporation
1110 American Parkway NE
Allentown, PA 18109
Attn: General Counsel

To the Employee:	Jeffery L. Hoogenboom
116 Trellingwood Drive
Morrisville, NC 27560
     17. Opportunity to Consult Counsel. The Employee hereby acknowledges that he has read and understands the foregoing Agreement and is being given the opportunity to consider this Agreement for up to a full twenty-one (21) days from his receipt of this Agreement. The Employee is advised to consult with an attorney of his own choosing before signing this Agreement. The Employee may execute this Agreement at any time prior to the expiration of the 21-day period and that if he does so, he does so voluntarily, without any threat or coercion from anyone, knowing that he is waiving his statutory right to consider this Agreement for a full twenty-one (21) days.

BY SIGNING AND DELIVERING THIS AGREEMENT, THE EMPLOYEE STATES:
     a. HE HAS READ IT AND UNDERSTANDS IT AND HAS AT LEAST 21 DAYS TO CONSIDER IT AND A PERIOD OF SEVEN DAYS AFTER EXECUTING IT TO REVOKE IT;
     b. HE AGREES WITH IT AND IS AWARE THAT HE IS GIVING UP IMPORTANT RIGHTS, INCLUDING RIGHTS PROVIDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT, FOR CONSIDERATION TO WHICH HE WAS NOT ALREADY OTHERWISE ENTITLED;
     c. HE WAS ADVISED TO, AND IS AWARE OF HIS RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND
     d. HE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.
     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

LSI CORPORATION,
a Delaware corporation

/s/ Jeffery L. Hoogenboom JEFFERY L. HOOGENBOOM	By:	/s/ Jon R. Gibson JON R. GIBSON
Vice President, Human Resources
Date: November 15, 2007